Exhibit (a)(1)(A)

Offer to Purchase for Cash

Up To $70,000,000 of Common Stock

of

ADAMS NATURAL RESOURCES FUND, INC.

at

a Purchase Price Not Less than 83% of Net Asset Value (“NAV”) Per Share and Not More Than 88% of NAV Per Share

by

The Bulldog-Ancora Group

On behalf of Certain Clients of its Members

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 12, 2020, UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION DATE”).

The Bulldog-Ancora Group (the “Group”), on behalf of certain clients of its members, is making this offer to purchase up to $70,000,000 of the outstanding shares of common stock, $0.001 par value (the “Shares”), of Adams Natural Resources Fund, Inc. (“PEO”) not owned by the Group, its members, or their clients, upon the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”), and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the “Offer”). The offer is for cash at a price per Share not less than 83% of NAV per Share and not more than 88% of NAV per Share, based on the NAV per Share at the close of the regular trading session of the New York Stock Exchange (the “NYSE”), on the Expiration Date (the “Pricing Date”), less any applicable withholding taxes and brokerage fees that may apply, and without interest (“Purchase Price”). The Group will charge a $50 fee for the processing of each Letter of Transmittal. The Shares are traded on the NYSE under the symbol “PEO.” The NAV as of the close of the regular trading session of the NYSE on May 14, 2020 was $12.18 per Share. During the pendency of the Offer, current NAV quotations can be obtained from PEO’s website at: https://www.adamsfunds.com/funds/natural-resources/performance/ or from Nasdaq under the symbol “XPEOX.” You may also call InvestorCom, Inc., the Offer’s Information Agent, at (877) 972-0090 between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays), for current NAV quotations.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to proration described in this Offer to Purchase, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of Shares tendered and the prices specified by tendering shareholders. We will select the lowest Purchase Price, not less than 83% of NAV and not more than 88% of NAV, based on the NAV per Share at the close of the regular trading session of the NYSE on the Pricing Date, that will allow us to purchase that number of shares having an aggregate purchase price of $70 million. Upon the terms and subject to the conditions of the tender offer, if Shares having an aggregate purchase price of less than $70 million are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.

We will purchase at the Purchase Price Shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn, on the terms and subject to the conditions of the Offer, including the proration provision. We will not purchase Shares tendered at prices greater than the Purchase Price or Shares that we do not accept for purchase under the terms of the Offer because of the Offer’s proration and priority provisions. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the expiration of the Offer. See Section 1.

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UNLESS THE CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE ARE SATISFIED OR WAIVED, THE GROUP WILL NOT BE OBLIGATED TO PURCHASE ANY OF YOUR SHARES OF PEO. CERTAIN IMPORTANT CONDITIONS TO OUR OFFER, AMONG OTHERS, INCLUDE: (1) THE ABSENCE OF CERTAIN LEGAL ACTIONS AND PROCEEDINGS WHICH WOULD PROHIBIT, DELAY, OR ADVERSELY AFFECT CONSUMMATION OF THE OFFER, (2) THE ABSENCE OF COMPETING TENDER OFFERS, (3) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN SHARES REPRESENTING AT LEAST 15% OF SHARES OUTSTANDING, (4) THAT THERE BE NO MATERIAL CHANGE WITH RESPECT TO PEO’S OR THE GROUP’S FINANCIAL CONDITION OR BUSINESS OPERATIONS, (5) THE ABSENCE OF CERTAIN CHANGES IN THE FINANCIAL MARKETS, (6) THAT PEO HAS NOT TAKEN OR AUTHORIZED ANY ACTION THAT, IN THE REASONABLE JUDGMENT OF THE GROUP, COULD RESULT IN A MATERIAL ADVERSE EFFECT ON, OR A MATERIAL DIMINUTION IN, THE VALUE OF THE SHARES OR THE RIGHT TO VOTE THE SHARES, INCLUDING, BUT NOT LIMITED TO, THE ADOPTION OF ANY ANTI-TAKEOVER MEASURES AND (7) THAT WE HAVE NOT AGREED WITH THE BOARD OF DIRECTORS OF PEO TO TERMINATE THIS OFFER. THIS OFFER IS ALSO SUBJECT TO CERTAIN ADDITIONAL CONDITIONS. SEE SECTION 1 AND SECTION 14 FOR MORE INFORMATION.

THIS OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING.

SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, THE GROUP EXPRESSLY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, AT ANY TIME AND FROM TIME TO TIME, (1) TO EXTEND THE PERIOD OF TIME DURING WHICH THE OFFER IS OPEN AND THEREBY DELAY ACCEPTANCE FOR PAYMENT OF, AND THE PAYMENT FOR, ANY SHARES, (2) UPON THE OCCURRENCE OF ANY OF THE CONDITIONS SPECIFIED IN SECTION 14 OF THIS OFFER TO PURCHASE PRIOR TO THE EXPIRATION DATE, TO TERMINATE THE OFFER AND NOT ACCEPT FOR PAYMENT ANY SHARES, AND (3) TO AMEND THE OFFER IN ANY RESPECT PRIOR TO THE EXPIRATION DATE. NOTICE OF ANY SUCH EXTENSION, TERMINATION, OR AMENDMENT WILL PROMPTLY BE DISSEMINATED TO SHAREHOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM SHAREHOLDERS OF SUCH CHANGE IN COMPLIANCE WITH RULE 14D-4(C) UNDER THE SECURITIES EXCHANGE ACT OF 1934 (THE “EXCHANGE ACT”). IN THE CASE OF AN EXTENSION OF THE OFFER, SUCH EXTENSION WILL BE FOLLOWED BY A PRESS RELEASE OR PUBLIC ANNOUNCEMENT WHICH WILL BE ISSUED NO LATER THAN 9:00 A.M., EASTERN TIME, ON THE NEXT BUSINESS DAY AFTER THE SCHEDULED EXPIRATION DATE, IN ACCORDANCE WITH RULE 14E-1(D) UNDER THE EXCHANGE ACT.

This Offer to Purchase and the related Letter of Transmittal contain important information and you should read all such documents carefully and in their entirety before deciding whether to tender your Shares. Although the Group has approved this Offer, neither the Group nor its affiliates make any recommendation, nor has the Group or its affiliates authorized any person to make any recommendation, as to whether you should elect to participate or refrain from electing to participate in this Offer. You should rely only on the information contained in this document or to which we have referred to you. You must make your own decision whether to elect to participate in this Offer.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

IMPORTANT

If you wish to tender all or any of your Shares prior to the Expiration Date, you should either:

(1) Complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal included with this Offer to Purchase, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to ComputerShare and either deliver the certificates for such Shares to the ComputerShare along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedures for book-entry transfers set forth in Section 3 of this Offer to Purchase. Any such Letter of Transmittal submitted by a tendering shareholder must be accompanied by a check for the $50 processing fee, made payable to “InvestorCom”, or

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(2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

If you have Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares.

There are no guaranteed delivery provisions provided for by us in conjunction with the Offer. See Section 3 for more information.

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information and Solicitation Agent for the Offer at the address and telephone number listed below. Additional copies of this Offer to Purchase, the letter of transmittal, and other related materials may be obtained from the Information and Solicitation Agent.

The Information and Solicitation Agent for the Offer is:

19 Old Kings Highway S.—Suite 210

Darien, CT 06820

Toll Free (877) 972-0090

Banks and Brokers call collect (203) 972-9300

info@investor-com.com

May 15, 2020

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SUMMARY TERM SHEET

The Bulldog-Ancora Group (the “Group”), on behalf of certain clients of its members, is offering to purchase up to $70,000,000 of the outstanding shares of common stock, $0.001 par value (the “Shares”), of Adams Natural Resources Fund, Inc. (“PEO”) not owned by the Group, its members or their clients, upon the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”), and in the related Letter of Transmittal (collectively, as they may be amended or supplemented from time to time, the “Offer”). The Offer is for cash at a price per share not less than 83% of NAV per Share and not more than 88% of NAV per Share, based on the NAV per Share at the close of the regular trading session of the New York Stock Exchange (the “NYSE”), on the Expiration Date (the “Pricing Date”), less any applicable withholding taxes and any brokerage fees that may apply, without interest thereon (“Purchase Price”). The Group will charge a $50 fee for the processing of each Letter of Transmittal.

This summary term sheet is a brief summary of the material provisions of the Offer to Purchase and is meant to help you understand the Offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and the information contained in this summary is qualified in its entirety by the fuller terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal.

The following are some questions that you, as a shareholder of PEO, may have and answers to those questions. We urge you to read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal before you make any decision in connection with the Offer because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

Unless the context requires otherwise, all references in this document to the “Group,” “we,” “us,” or “our” are to The Bulldog-Ancora Group and its members.

WHO IS OFFERING TO PURCHASE MY SHARES?

The Group is offering to purchase your Shares on behalf of certain clients of its members. The Group was formed in 2019 for the purpose of engaging in discussions with the Board of Directors about measures to address the disparity between the market price of the Shares and their net asset value. The members of the Group are Bulldog Investors, LLC, a Delaware limited liability company registered with the Commission as an investment adviser (“Bulldog”) and Ancora Advisors, LLC, a Nevada limited liability company registered with the Commission as an investment adviser (“Ancora”). As of May 14, 2020, the members of the Group beneficially own 2,939,463 Shares in the aggregate, which represents approximately 9.87% of the outstanding Shares of PEO. Such shares are owned by clients of Bulldog and Ancora. Neither Bulldog nor Ancora owns these shares directly; rather, each may be deemed to have a beneficial interest in such shares by virtue of the discretionary authority granted to each of them in the investment management agreement with its clients. Following consummation of the Offer, the Group and its affiliates (and their clients), will beneficially own approximately 32.5% of the outstanding Shares of PEO, assuming Shares valued at $70,000,000 (the maximum amount that the Group is offering to purchase) have been tendered and accepted by the Group. The Group and its members are not affiliated with PEO. See Section 9 for more information about the Group and its members

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

Subject to certain conditions, we are offering to purchase up to $70,000,000 of the outstanding shares of common stock of PEO that we (and our affiliates) do not own, which represents approximately 22.5% of the outstanding shares of common stock of PEO. As of December 31, 2019, according to PEO’s Form N-CSR filed on February 24, 2020, there were 29,874,578 shares of common stock of PEO outstanding. If more than $70,000,000 of Shares are validly tendered and not properly withdrawn, we will purchase $70,000,000 of Shares on a pro rata basis (subject to adjustments for fractional shares). See Section 1 for more information.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT, AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEE TO TENDER?

We are conducting an offer by means of a modified “Dutch auction”. We are offering to purchase Shares having an aggregate purchase price of no more than $70 million, upon the terms and subject to the conditions of the Offer, at prices specified by the tendering shareholders of not less than 83% of NAV per Share and not more than 88% of NAV per Share, based on the NAV per Share at the close of the regular trading session of the NYSE on the Pricing Date, net to you in cash (subject to applicable withholding taxes and any brokerage fees that may apply), without interest thereon (the “Purchase Price”). We will determine the Purchase Price as promptly as practicable after the Offer expires. We will select the lowest Purchase Price (not less than 83% of NAV per Share and not more than 88% of NAV per Share, based on the NAV per Share at the close of the regular trading session of the NYSE on the Pricing Date) that will allow us to purchase the number of Shares having an aggregate purchase price of $70 million, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $70 million are properly tendered and not properly withdrawn, we will, subject to the conditions set forth in this Offer, buy all Shares properly tendered and not properly withdrawn.

If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charge will apply.

As noted above, the Group will charge a fee of $50 for the processing of each Letter of Transmittal. Any Letter of Transmittal submitted by a tendering shareholder must be accompanied by a check for the $50 processing fee, made payable to “InvestorCom.” You will receive the proceeds for your tendered Shares net of any applicable brokerage fees and withholding taxes.

See the Introduction, Section 1 and Section 16 for more information.

WHAT IS THE MARKET PRICE AND NAV OF MY SHARES AS OF A RECENT DATE?

The market price and NAV as of the close of the regular trading session of the NYSE on May 14, 2020, the last trading day before the Group publicly disclosed its intention to make the Offer, were respectively $10.09 and $12.18 per Share. During the pendency of the Offer, current NAV quotations can be obtained from PEO’s website at: https://www.adamsfunds.com/funds/natural-resources/performance/ or from Nasdaq under the symbol “XPEOX.” You may also call InvestorCom, at (877) 972-0090 between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays), for current NAV quotations. Before you decide to tender your shares, you should obtain a current NAV quotation. See Section 6 for more information.

WILL THE MARKET PRICE OR NAV BE HIGHER OR LOWER ON THE DATE THAT THE PRICE TO BE PAID FOR TENDERED SHARES IS TO BE DETERMINED?

No one can accurately predict the market price or NAV at a future date, but you should realize that on the Pricing Date they may be higher or lower than the they are on the date you tender your Shares or the Expiration Date.

WHY ARE WE MAKING THE OFFER?

The Group is making this Offer because it intends to increase its voting power with the objective of enhancing the value of PEO’s shares of common stock. We believe shareholders deserve an opportunity to realize an amount approximating the NAV of their shares. As of the close of the NYSE on May 14, 2020, the discount to NAV was more than 17%. We have repeatedly asked management to address the discount of PEO’s trading price from its NAV but management has been unwilling to do so. By significantly increasing our ownership stake through a tender offer, we hope to be in a better position to influence the Board of Directors. See the Introduction and Section 11 for more information.

DOES THE GROUP HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

Yes. The Group’s capital commitment will be up to $70,000,000. We intend to pay the Purchase Price and related expenses using our investment capital. We currently have sufficient investment capital to fund all of our commitments under this Offer. See Section 12 for more information.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES IN THE OFFER?

We do not believe that our financial condition is relevant to your decision whether to tender in the Offer because (1) the form of payment consists solely of cash, (2) all of our funding will come from our investment capital and (3) the Offer is for up to $70,000,000 of Shares and we currently have sufficient investment capital to fund all of our commitments under this Offer. Additionally, the Offer is not subject to any financing condition. See Section 12 for more information

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES?

As with any ordinary sale of stock in the public markets, the sale of Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. If you sell Shares pursuant to the Offer, you will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and your adjusted tax basis for the Shares sold pursuant to the Offer. This gain or loss will be capital gain or loss, provided the Shares are held as capital assets and the capital gain or loss will be long term if, as of the date of sale, the Shares were held for more than one year or will be short term if, as of such date, you held the Shares for one year or less. You are urged to consult with your own tax advisors regarding the tax consequences of tendering your shares in the Offer. See Section 5 for more information.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You have until the expiration of the Offer to tender your Shares. The Offer currently is scheduled to expire at 5:00 p.m., New York City time, on June 12, 2020. If the Offer is extended, we will issue a press release announcing the extension on or before 9:00 a.m., New York City time, on the first business day following the most recent date the Offer is scheduled to expire. We do not intend to provide for a subsequent offering period. See Section 1 and Section 3 for more information.

WILL ALL OF THE SHARES I VALIDLY TENDER BE ACCEPTED BY THE GROUP?

We are offering to purchase up to $70,000,000 of Shares. If the amount of Shares validly tendered and not properly withdrawn, on or prior to the Expiration Date, does not exceed $70,000,000, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than $70,000,000 of Shares are tendered and not withdrawn, we will accept for payment and pay for $70,000,000 of Shares tendered pro rata according to the number of Shares tendered, adjusting by rounding down to the nearest whole number of Shares tendered by each shareholder to avoid purchases of fractional Shares, as appropriate. See Section 1 and Section 2 for more information.

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I RECEIVE PAYMENT FOR MY SHARES?

Provided the conditions to the Offer are satisfied and the Group accepts your Shares for payment and consummates the Offer, you will receive payment as promptly as practicable following the expiration of the Offer. If you tender by delivering the certificates representing your Shares, payment to you will be made by the Group in the form of a check for an amount equal to the number of Shares you tendered (subject to any proration) multiplied by the Purchase Price, less any required withholding for federal income tax. If your nominee tenders your shares to The Depository Trust Company (“DTC”), payment to you will be made by the Group through credit to your bank or brokerage account, less applicable brokerage fees, any required withholding for federal income tax and the Group’s processing fee. See Section 1 and Section 2 for more information.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

There are no conditions to the Offer based on the availability of financing. However, we may not be obligated to purchase any Shares if certain conditions occur, such as (1) the existence of certain legal actions and proceedings which would prohibit, delay, or adversely affect consummation of the Offer, (2) the existence of a competing tender offer, (3) there being validly tendered and not withdrawn Shares representing less than 15% of Shares outstanding, (4) a material change with respect to PEO’s or our financial condition or business operations, (5) certain changes in the financial markets, (6) that PEO has not taken or authorized any action that, in the reasonable judgment of the Group, could result in a material adverse effect on, or a material diminution in, the value of the Shares or the right to vote the Shares, including, but not limited to, the adoption of any anti-takeover measures; and (7) our agreement with the Board of Directors of PEO to terminate this Offer. Furthermore, we are not obligated to purchase any Shares which are validly tendered if, among other things, there is a material adverse change in PEO or its business. Please see the discussion in Section 14 for a description of all conditions of the Offer. Please note that we can waive any and all of the conditions to the Offer without the consent of PEO or any of its shareholders. In the event that the Group waives any material condition to the Offer, the minimum period during which the Offer will remain open following such waiver will be 5 business days.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

We may extend the Offer from time to time in our sole discretion. See Section 1 for more information.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we extend the Offer, we will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 for more information.

WHAT DOES PEO’S BOARD OF DIRECTORS THINK OF THE OFFER?

The Group has not asked PEO’s Board of Directors to review or approve the Offer. Within ten (10) business days after the date of this Offer to Purchase, PEO is required by law to publish, send or give to you (and file with the Securities and Exchange Commission) a statement either (1) recommending acceptance or rejection of the Offer, (2) stating that it has no opinion with respect to the Offer or (3) stating that it is unable to take a position with respect to the Offer. In addition, Adams Diversified Equity Fund, Inc. (NYSE: ADX) has the same Board of Directors as PEO, and holds Shares of PEO. The Group has no information as to whether ADX will tender any of its Shares.

IF I TENDER MY SHARES, WILL I CONTINUE TO RECEIVE CASH DIVIDENDS DECLARED AND PAID BY PEO?

If you validly tender your Shares to us as described below, you will still retain ownership of your Shares until such time as the Offer is successfully consummated and we accept your Shares for payment. As a result, until such time as the Offer is successfully completed, you will still be entitled to receive any cash dividends applicable to your Shares that PEO declares and pays prior to such completion. If PEO declares or pays any cash dividend or other distribution on the Shares on or after the date of this Offer to Purchase (except for regular quarterly cash dividends on the Shares having customary and usual record dates and payments) or makes certain other distributions, we may make certain adjustments to the Purchase Price or take other specified actions. See Section 13 for more information.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT ME?

If you decide not to tender your Shares, you will still own the same number of Shares. The Group’s purchase of Shares in the Offer may reduce the number of shareholders and the number of Shares held by shareholders other than the Group which could adversely affect the liquidity of the Shares. See Section 7 for more information.

DO I HAVE APPRAISAL OR DISSENTER’S RIGHTS?

There are no appraisal or dissenter’s rights available in connection with the Offer.

HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Computershare, Inc., the Depositary for the offer (“Computershare”), not later than the time the Offer expires. Such Letter of Transmittal must be accompanied by a check for a $50 processing fee made payable to “InvestorCom.” If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), the Shares can be tendered by your nominee through DTC. There are no guaranteed delivery provisions provided for by us in conjunction with the Offer. See Section 3 for more information.

In accordance with Instruction 6 to the Letter of Transmittal, each shareholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Shareholder,” indicating the percentage (in increments of one percentage point) of NAV at which Shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer,” in which case you will be deemed to have tendered your Shares at the minimum price of 83% of NAV per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MIMINIM PRICE OF 83% OF NAV PER SHARE).

If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Shares tendered pursuant to Purchase Price tenders will be deemed to have been tendered at a price of 83% of NAV per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price tenders could result in the Purchase Price being lower that it would otherwise be and could result in your Shares being purchased at the minimum price in the Offer.

HOW DO I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

You may withdraw all or a portion of your tendered Shares by delivering written, telegraphic or facsimile notice to the Group prior to the expiration of the Offer. Further, if we have not agreed to accept your Shares for payment after the expiration of the Offer, you can withdraw them at any time until we do accept your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn. See Section 4 for more information.

IN WHAT ORDER WILL THE COMPANY PURCHASE THE TENDERED SHARES?

If the terms and conditions of the Offer have been satisfied or waived and Shares having an aggregate purchase price of less than $70 million are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered and not properly withdrawn at the highest price up to 88% of NAV per Share.

If the conditions to the tender offer have been satisfied or waived and Shares having an aggregate purchase price in excess of $70 million have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase Shares on a pro rata basis from all shareholders who properly tender Shares at or below the Purchase Price and do not properly withdraw them before the expiration of the tender offer. Therefore, we may not purchase all of the Shares that you tender. See Section 1.

WHEN AND HOW WILL THE GROUP PAY FOR THE SHARES I TENDER?

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the expiration of the tender offer and the acceptance of the Shares for payment, by depositing the aggregate purchase price with the Depositary. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 2.

WHAT ARE THE GROUP’S FUTURE PLANS FOR PEO?

The Group has reviewed, and will continue to review on the basis of publicly available information, various possible business strategies that it might consider if the Group acquires control (either full or partial) of the Board of Directors of PEO. While the Group has no definite plans if it gains control (either full or partial) of PEO, it will consider certain measures including but not limited to liquidating PEO, converting PEO to an exchange traded fund, implementing a share buyback program, or conducting one or more self-tender offers. There is no assurance the Group will pursue any of these measures or, if it does pursue one or more of them, that the Group will be successful in enhancing the value of PEO’s shares of common stock. Even if the Offer is successful, there is no assurance that the Group will obtain control (either full or partial) of PEO. See Section 11 for more information.

WHO CAN I TALK TO IF I HAVE ANY QUESTIONS ABOUT THE OFFER?

You can contact our Information and Solicitation Agent for the Offer, InvestorCom, at the following telephone number, address and e-mail address:

The Information and Solicitation Agent for the Offer is:

19 Old Kings Highway S.—Suite 210

Darien, CT 06820

Toll Free (877) 972-0090

Banks and Brokers call collect (203) 972-9300

info@investor-com.com

To All Holders of Shares of Common Stock of Adams Natural Resources Fund, Inc.:

INTRODUCTION

The Bulldog-Ancora Group (the “Group”), on behalf of certain clients of its members, hereby offers to purchase up to $70,000,000 of the outstanding shares of common stock, $0.001 par value (the “Shares”), of Adams Natural Resource Fund, Inc. (“PEO”) not owned by the Group, its members or their affiliates or clients, upon the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”), and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the “Offer”). The Group was formed in 2019 for the purpose of engaging in discussions with the Board of Directors about measures to address the disparity between the market price of the Shares and their net asset value. The members of the Group are Bulldog Investors, LLC, a Delaware limited liability company registered with the Commission as an investment adviser (“Bulldog”) and Ancora Advisors, LLC, a Nevada limited liability company registered with the Commission as an investment adviser (“Ancora”).

The offer is for cash at a price per Share not less than 83% of NAV per Share and not more than 88% of NAV per Share, based on the NAV per Share at the close of the regular trading session of the New York Stock Exchange (the “NYSE”), on the Expiration Date (the “Pricing Date”), less any applicable withholding taxes and any brokerage fees that may apply, and without interest thereon (the “Purchase Price”). The Group will charge a $50 fee for the processing of each Letter of Transmittal. The Shares are traded on the NYSE under the symbol “PEO.” The NAV as of the close of the regular trading session of the NYSE on May 14, 2020 was $12.18 per Share. During the pendency of the Offer, current NAV quotations can be obtained from PEO’s website at: https://www.adamsfunds.com/funds/natural-resources/performance/ or from Nasdaq under the symbol “XPEOX.” You may also call InvestorCom, the Offer’s Information Agent, at (877) 972-0090 between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays), for current NAV quotations. The address of PEO’s principal executive office is 500 East Pratt Street, Suite 1300, Baltimore, Maryland 21202 and its phone number is (410) 752-5900.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to proration described in this Offer to Purchase, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of Shares tendered and the prices specified by tendering stockholders. We will select the lowest Purchase Price, not less than 83% and not more than 88% of NAV per Share, that will allow us to purchase that number of Shares having an aggregate purchase price of $70 million, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if Shares having an aggregate purchase price of less than $70 million are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn at the highest price up to 88% of NAV per Share.

All Shares acquired in the tender offer will be acquired at the same Purchase Price regardless of whether the shareholder tendered at a lower price, and we will only purchase Shares tendered at prices equal to or below the Purchase Price. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to proration, the Group will purchase all Shares properly tendered and not properly withdrawn. Shares not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly after the expiration of the tender offer. See Section 1.

Shares of PEO have traded at a discount to NAV for many years. We believe shareholders deserve an opportunity to realize an amount approximating the NAV of their shares. As of the close of the NYSE on May 14, 2020, the discount to NAV was more than 17%. We have repeatedly asked management to address the discount of PEO’s trading price from its NAV, but management has been unwilling to do so. By significantly increasing our ownership stake in the Fund through a tender offer, we hope to be in a better position to influence the Board of Directors. We think PEO’s Board of Directors should promptly take the steps necessary to enable shareholders to realize NAV for their shares.

By making this Offer we hope to gain greater influence over management to achieve that objective. However, there are substantial conditions to consummation of the Offer. The timing and details of the consummation of the Offer depend on a variety of factors and legal requirements, the number of Shares (if any) acquired by the Group pursuant to the Offer, time requirements for proration (if necessary), and most importantly, actions of PEO’s Board of Directors. There can be no assurance that the Group will be able to consummate the Offer or that the Board will change its position. See below and Section 14 for more information.

The Group is making this Offer because it intends to increase its voting power with the objective of enhancing the value of PEO’s shares of common stock. While the Group has no definitive plans with respect to PEO after the Offer is consummated, if the Group gains control (either full or partial) of PEO it will consider certain measures including but not limited to liquidating PEO, converting PEO to an exchange traded fund, implementing a share buyback program, or conducting one or more self-tender offers. There is no assurance the Group will pursue any of these measures or, if it does pursue one or more of them, that the Group will be successful in enhancing the value of PEO’s shares of common stock. Even if the Offer is successful, there is no assurance that the Group will obtain control (either full or partial) of PEO.

Shareholders who hold or want to tender their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it will charge a brokerage or other fee in connection with tendering their Shares. See Section 16 for more information.

The Offer does not constitute a solicitation of proxies for any meeting of PEO’s shareholders. Any such solicitation by the Group or its affiliates would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Certain Conditions to the Offer

The Offer is subject to the fulfillment of certain conditions, including the following:

•	the absence of certain legal actions and proceedings which would prohibit or adversely affect consummation of the Offer;

•	the absence of competing tender offers;

•	there being validly tendered and not withdrawn Shares representing at least 15% of Shares outstanding;

•	that there be no material change with respect to PEO’s or our financial condition or business operations;

•	the absence of certain changes in the financial markets;

•	that PEO has not taken or authorized any action that, in the reasonable judgment of the Group, could result in a material adverse effect on, or a material diminution in, the value of the Shares or the right to vote the Shares, including, but not limited to, the adoption of any anti-takeover measures; and

•	that we have not agreed with the Board of Directors of PEO to terminate this Offer.

CERTAIN OTHER CONDITIONS TO THE CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 14. THE GROUP RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”)) TO AMEND OR WAIVE ANY ONE OR MORE OF THE TERMS AND CONDITIONS OF THE OFFER. SEE SECTIONS 1, 11 AND 14 FOR MORE INFORMATION.

THE OFFER IS NOT CONDITIONED ON THE GROUP OBTAINING FINANCING. SEE SECTION 12 AND SECTION 14 FOR MORE INFORMATION.

If the Offer is not consummated, the Group or its affiliates may acquire Shares through, among other things, open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price paid in the Offer. The Group and its affiliates also reserve the right to dispose of Shares.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

 THE OFFER

SECTION 1. TERMS OF THE OFFER; PRORATION; EXPIRATION DATE.

Upon the terms of, and subject to the conditions to, the Offer (including any terms of, and conditions to, any extension or amendment), and subject to proration, we will accept for payment and pay up to $70,000,000 of Shares that are validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. The term “Expiration Date” means 5:00 p.m., New York City time, on June 12, 2020, unless the Group, in its sole discretion, extends the period of time for which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires.

The Purchase Price, net to the Seller in cash (subject to applicable withholding taxes and any brokerage fees that may apply), without interest thereon, is for cash at a price per Share not less than 83% of NAV per Share and not more than 88% of NAV per Share, based on the NAV per Share at the close of the regular trading session of the NYSE, on the Pricing Date. The Shares are traded on the NYSE under the symbol “PEO.” The NAV as of the close of the regular trading session of the NYSE on May 14, 2020 was $12.18 per Share. During the pendency of the Offer, current NAV quotations can be obtained from PEO’s website at: https://www.adamsfunds.com/funds/natural-resources/performance/ or from Nasdaq under the symbol “XPEOX.” You may also call InvestorCom, the Offer’s Information Agent, at (877) 972-0090 between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays), for current NAV quotations.

In accordance with the instructions to the Letter of Transmittal, stockholders desiring to tender Shares must specify the price, not less than 83% and not more than 88% of NAV per Share, at which they are willing to sell their shares to the Group. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their Shares at the Purchase Price that the Group determines pursuant to the terms of the tender offer, which could be a price per share as low as 83% or as high as 88% of NAV per Share. If tendering shareholders wish to maximize the chance that the Group will purchase their Shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that such shareholder’s Shares will be deemed to be tendered at the minimum price of 83% of NAV per Share. Tendering shareholders who make this election should understand that this election may lower the Purchase Price and could result in such shareholder’s Shares being purchased at the minimum price of 83% of NAV per Share. The Group will charge a $50 fee for the processing of each Letter of Transmittal. Thus, any Letter of Transmittal submitted by a tendering shareholder must be accompanied by a check for the $50 processing fee, made payable to “InvestorCom.”

All Shares tendered and not purchased pursuant to the tender offer, including Shares not purchased because they were tendered at a price greater than the Purchase Price or because of proration provisions, will be returned to the tendering shareholder or, in the case of Shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made at our expense promptly following the Expiration Date.

Priority of Purchases. If the terms and conditions of the Offer have been satisfied or waived and Shares having an aggregate purchase price of less than $70 million are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered and not properly withdrawn.

If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $70 million have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase all other Shares tendered at or below the Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below. Therefore, all of the Shares that a shareholder tenders in the tender offer may not be purchased.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering Shares will be based on the ratio of the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn by such shareholder to the total number of Shares properly tendered at or below the Purchase Price and not properly withdrawn by all shareholders. If there is proration, Shares will be rounded up or down to the nearest whole share. The preliminary results of any proration will be announced by press release promptly after the Expiration Date, although we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the tender offer until three to five business days after the Expiration Date because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn. Shareholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

We will pay for validly tendered Shares as promptly as possible once the number of Shares accepted is determined. We expect to be able to pay for all accepted Shares held in “street name” which are delivered to us by book-entry transfer within eight business days. All Shares not accepted for payment due to an oversubscription will be returned promptly to the shareholder or, in the case of tendered Shares delivered by book-entry transfer, credited to the account at The Depository Trust Company (“DTC”) from which the transfer had previously been made, in each case, in accordance with the procedures described in Section 2.

We reserve the right to increase or decrease the total dollar amount of Shares we are seeking in the Offer, subject to applicable laws and regulations described below.

The Offer is conditioned upon satisfaction of all of the conditions set forth in Section 14. The Group reserves the right (but will not be obligated), subject to the applicable rules and regulations of the Commission, to amend or waive any condition of the Offer. If any of the conditions set forth in the Introduction or Section 14 has not been satisfied by 5:00 p.m., New York City time, on June 12, 2020 (or any other time then set as the Expiration Date), the Group may elect to:

(1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended;

(2) subject to complying with applicable rules and regulations of the Commission, waive all of the unsatisfied conditions and, subject to proration, accept for payment and pay for all Shares tendered and not withdrawn prior to the expiration of the Offer; or

(3) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders.

The Group expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to DTC and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw Shares, as described in Section 4.

If the Group extends the Offer or if the Group is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares, or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Group’s rights under the Offer, the Group may retain tendered Shares and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the Group’s ability to delay payment for Shares that the Group has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of the bidder’s offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Group may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), the Group currently intends to make any announcements regarding the Offer by issuing a press release.

If the Group makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Group will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. A minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination of new information to shareholders in connection with a change in price or, subject to certain limitations, a change in the percentage of securities sought. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If the Group decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of ten business days from the date the notice of the increase is first published, sent or given to holders of Shares.

IF, ON OR BEFORE THE EXPIRATION DATE, THE GROUP INCREASES THE CONSIDERATION BEING PAID FOR SHARES ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL SHAREHOLDERS WHOSE SHARES ARE PURCHASED IN THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED BEFORE THE ANNOUNCEMENT OF THE INCREASE IN CONSIDERATION.

WE DO NOT INTEND TO PROVIDE FOR A SUBSEQUENT OFFERING PERIOD.

If any tendered Shares are not purchased under the Offer for any reason, or if share certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in Section 3, such Shares will be credited to an account maintained within DTC), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for Shares properly tendered and not properly withdrawn on or prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering shareholders and (2) accept for payment and pay an aggregate purchase price of up to $70,000,000 for Shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the proration provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to Computershare of our acceptance of the Shares for payment pursuant to the tender offer.

Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the reasonable discretion of the Group, subject to the applicable rules and regulations of the Commission and applicable law. See Introduction, Section 1 and Section 14 for more information. If, pursuant to the terms of, and conditions to, the Offer, the Group does not accept tendered Shares for payment for any reason or if certificates are submitted representing more Shares than are tendered (including by reason of proration), certificates evidencing unpurchased Shares will be returned to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer pursuant to the procedures set forth in Section 3, the Shares will be credited to the relevant account), as promptly as practicable following the expiration, termination or withdrawal of the Offer. The Group expressly reserves the right, in its sole discretion but subject to the applicable rules of the Commission, to delay acceptance for payment of, and thereby delay payment for, Shares if any of the conditions discussed in the Introduction has not been satisfied or upon the occurrence of any of the other events specified in Section 14.

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Group of:

(1) the share certificates representing such Shares or timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of such Shares (if such procedure is available), into the Group’s account at DTC, pursuant to the procedures set forth in Section 3;

(2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry transfer; and

(3) any other documents required by the Letter of Transmittal.

The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Group and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Group may enforce such agreement against such participant.

UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE GROUP REGARDLESS OF ANY EXTENSION OF THE OFFER OR BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT. The Group will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

We will pay for Shares purchased under the Offer by depositing the aggregate purchase price for such Shares with Computershare, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

SECTION 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

Valid Tender of Shares. Except as set forth below, for Shares to be validly tendered pursuant to the Offer, on or prior to the Expiration Date, (a) share certificates representing tendered Shares must be received by the depositary, Computershare, Inc. (“Computershare”), at its address set forth on the back cover of this Offer to Purchase, or such Shares must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by Computershare, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares, must be received by Computershare at such address and (c) any other documents required by the Letter of Transmittal must be received by Computershare at such address.

In accordance with the instructions to the Letter of Transmittal, each shareholder wishing to tender Shares in the tender offer must properly indicate in the section captioned (1) “Shares Tendered at Price Determined by Shareholder” in the Letter of Transmittal the price (in increments of one percentage point) at which they are tendering Shares or (2) “Shares Tendered at Price Determined Pursuant to the Tender Offer” in the Letter of Transmittal that they will accept the Purchase Price determined by us in accordance with the terms of the tender offer.

If tendering shareholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that tendered Shares will be deemed to be tendered at the minimum price of 83% of NAV per Share. Tendering shareholders who make this election should understand that this election may lower the Purchase Price and could result in their Shares being purchased at the minimum price of 83% of NAV per Share.

A shareholder who desires to tender Shares at more than one price must complete a separate Letter of Transmittal for the different Shares and different prices at which such shareholder is tendering Shares. In no event may a shareholder tender the same Shares at more than one price (unless the Shares are first properly withdrawn previously in accordance with Section 4).

SHAREHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES AS IT IS LIKELY THAT — FOR ADMINISTRATIVE REASONS — THEY HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO INSTRUCT THEM TO ACCEPT THE TENDER OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

There are no guaranteed delivery provisions provided for by us in conjunction with the Offer. Shares must be tendered in accordance with the procedures set forth in this Section 3.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY COMPUTERSHARE. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Transfer. Computershare will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant with DTC may make book-entry delivery of Shares by causing DTC to transfer such Shares into Computershare’s account at DTC in accordance with DTC’s procedures. Although delivery of Shares may be effected through book-entry transfer into Computershare’s account at DTC, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by Computershare at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date.

REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY COMPUTERSHARE AT ITS ADDRESS SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO COMPUTERSHARE.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if:

(1) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal, or

(2) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an “Eligible Institution” and, collectively, “Eligible Institutions”).

In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 6 to the Letter of Transmittal for more information. If the share certificates representing the Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or share certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered share certificates representing the Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 6 to the Letter of Transmittal for more information.

If the share certificates representing the Shares are forwarded separately to Computershare, such delivery must be accompanied by a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by Computershare of:

(1) share certificates representing tendered Shares or a Book-Entry Confirmation with respect to all tendered Shares, and

(2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares and any other documents required by the Letter of Transmittal.

Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when share certificates representing, or Book-Entry Confirmations of, such Shares are received into Computershare’s account at DTC.

Backup U.S. Federal Income Tax Withholding

See the discussion under the heading “Backup U.S. Federal Income Tax Withholding” in Section 5.

Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Group as such shareholder’s attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to (a) the Shares tendered by such shareholder and accepted for payment by the Group and (b) any and all non-cash dividends, distributions, rights or other securities issued or issuable on or after the date of this Offer to Purchase in respect of such tendered and accepted Shares. All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when and only to the extent that the Group accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of the Group will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of PEO’s shareholders, and the Group reserves the right to require that in order for Shares or other securities to be deemed validly tendered, immediately upon the Group’s acceptance for payment of such Shares, the Group must be able to exercise full voting rights with respect to such Shares. See Section 14 for more information.

The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of PEO’s shareholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act. See the Introduction, Section 14 and Section 17 for more information.

Determination of Validity. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Group, in its sole discretion, whose determination will be final and binding on all parties. The Group reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Group’s counsel, be unlawful. The Group also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders without any effect on the rights of such other shareholders.

Subject to the applicable rules and regulations of the Commission, the Group’s reasonable interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties, provided that determinations regarding such terms and conditions may be ultimately resolved by a court of competent jurisdiction. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Group, its affiliates, DTC or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Other Requirements. The Group’s acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Group upon the terms and subject to the conditions of the Offer.

SECTION 4. WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 4, tenders of Shares under the Offer are irrevocable. Shares tendered under the Offer may be withdrawn at any time on or before the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after 10 business days from the Expiration Date (or such later date as may apply if the Offer is extended). If the Group extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered under the Offer for any reason, then, without prejudice to the Group’s rights under the Offer, we may nevertheless retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

For a withdrawal to be effective, a notice of withdrawal must be timely received by Computershare at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to Computershare, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to Computershare and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC’s procedures.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the expiration of the Offer by following any of the procedures described in Section 3.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Group, in its sole discretion, whose determination will be final and binding on all parties. None of the Group, its affiliates, DTC or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 5. CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

The following is a general discussion of certain material U.S. federal income tax consequences of the Offer. This discussion is limited to shareholders who hold their Shares as capital assets for U.S. federal income tax purposes (the “Shareholders”). This discussion considers neither the specific facts and circumstances that may be relevant to a particular Shareholder nor any U.S. state and local or non-U.S. tax consequences of the Offer. This discussion does not address the U.S. federal income tax consequences to a Shareholder that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign trust or estate. Moreover, this discussion does not address special situations, such as the following:

•	tax consequences to Shareholders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions or “financial services entities,” insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, certain expatriates or former long-term residents of the United States or corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax consequences to persons holding Shares as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction; and

•	tax consequences to partnerships (or other entities treated as partnerships for U.S. federal income tax purposes) or to persons who hold Shares through a partnership or similar pass-through entity.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partners are urged to consult their tax advisors. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations thereunder and current administrative rulings and court decisions, all as in effect on the date hereof. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

SHAREHOLDERS OF PEO SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

In General.

The receipt of cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and, as a result, a Shareholder will recognize gain or loss equal to the difference between the amount of cash received in connection with the Offer and the aggregate adjusted tax basis in the Shares tendered by such shareholder and purchased pursuant to the Offer. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer. Gain or loss recognized by such shareholder will be a capital gain or loss, which will be long-term capital gain or loss if such shareholder’s holding period for the Shares exceeds one year. The use of capital losses for U.S. federal income tax purposes is limited. You are urged to consult your tax advisor.

Backup U.S. Federal Income Tax Withholding.

Under U.S. federal income tax laws, payments made in connection with the Offer may be subject to “backup withholding” at a rate of 28% unless a shareholder holding Shares:

•	timely provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder’s social security number) and any other required information, or

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules.

A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service.

To prevent backup withholding on payments made in connection with the Offer, each shareholder must timely provide Computershare with his or her correct taxpayer identification number and certify under penalties of perjury that he or she is not subject to backup U.S. federal income tax withholding by completing the Substitute IRS Form W-9 included in the Letter of Transmittal. Shareholders of PEO should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption. See Instruction 9 and the section entitled “Important Tax Information” of the Letter of Transmittal for more information. Backup withholding is not an additional tax. Any amounts withheld from a shareholder under the backup withholding rules described above will be allowed a refund or a credit against such shareholder’s U.S. federal income tax liability, provided the required information is furnished to the IRS on a timely basis.

SECTION 6. PRICE RANGE OF THE SHARES.

The Shares are listed and traded principally on the NYSE under the symbol “PEO.” The following table sets forth, for the quarters indicated, the high and low sale prices per Share as reported on the NYSE as reported by Bloomberg, L.P.:

	Market Price High	Market Price Low
Fiscal Year (ending December 31)
2018
1st Quarter	$20.14	$16.19
2nd Quarter	$19.71	$16.58
3rd Quarter	$19.22	$17.90
4th Quarter	$19.09	$13.30
2019
1st Quarter	$16.75	$13.99
2nd Quarter	$17.05	$14.84
3rd Quarter	$16.39	$14.29
4th Quarter	$16.67	$14.60
2020
1st Quarter	$16.69	$6.11
2nd Quarter	$10.84	$7.80

(through May 14, 2020)

As of the close of business on May 14, 2020, PEO’s NAV was $12.18 per Share, and the high, low and closing prices per Share on the NYSE on that date were $10.19, $9.82 and $10.09, respectively. During the pendency of the Offer, current NAV quotations can be obtained by contacting InvestorCom in the manner indicated in Section 1. As of December 31, 2019, according to PEO’s Form N-CSR filed on February 24, 2020, there were 29,874,578 shares of common stock of PEO outstanding.

Shareholders are urged to obtain a current market quotation for the Shares.

SECTION 7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING; MARGIN REGULATIONS; EXCHANGE ACT REGISTRATION.

NYSE Listing. The purchase of Shares under the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. According to the NYSE’s published guidelines, the NYSE would consider delisting the Shares if, among other things, (1) the total number of holders of Shares fell below 400, (2) the total number of holders of Shares fell below 1,200 and the average monthly trading volume over the most recent 12 months was less than 100,000 Shares, (3) the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more) fell below 600,000, (4) PEO’s average global market capitalization over a consecutive 30-trading-day period was less than $25 million, or (5) the average closing price per share was less than $1.00 over a consecutive 30-trading-day period. As of December 31, 2019, according to PEO’s Form N-CSR filed on February 24, 2020, there were 29,874,578 shares of common stock of PEO outstanding. If, as result of the purchase of Shares in the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq Stock Market or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Group cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Purchase Price.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of PEO to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by PEO to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to PEO. See Section 11 for more information. In addition, “affiliates” of PEO and persons holding “restricted securities” of PEO may be deprived of the ability to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on the NYSE.

SECTION 8. CERTAIN INFORMATION CONCERNING PEO.

The information concerning PEO contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. None of the Group or its affiliates has received any representations from PEO regarding any information contained in such documents or records or the completeness or accuracy of any such information, and none of the Group or its affiliates generally has access to a means of obtaining independently verified information, or themselves verifying any such information, concerning PEO. None of the Group or its affiliates can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by PEO to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Group or its affiliates, except to the extent required by law.

According to PEO’s N-CSR filed on February 24, 2020, PEO is registered under the Investment Company Act of 1940 as a non-diversified investment company. PEO is an internally managed closed-end fund specializing in energy and other natural resources stocks. Its investment objectives are preservation of capital, the attainment of reasonable income from investments, and an opportunity for capital appreciation. The principal executive office of PEO is located at 500 East Pratt Street, Suite 1300, Baltimore, Maryland 21202 and its phone number is (410) 752-5900.

PEO is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information are available to the public on the Commission’s Internet site (http://www.sec.gov). PEO’s filings can also be inspected and copied at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Copies of such materials also may be obtained by mail from the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Copies of many of the items filed with the Commission and other information concerning PEO are available for inspection at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

SECTION 9. CERTAIN INFORMATION CONCERNING THE GROUP AND ITS MEMBERS.

The Bulldog-Ancora Group (the “Group”), on behalf of certain clients of its members, is offering to purchase your Shares. The Group was formed in 2019 for the purpose of engaging in discussions with the Board of Directors about measures to address the disparity between the market price of the Shares and their net asset value. As of May 14, 2020, the Group and its members beneficially own 2,939,463 shares of common stock of PEO (which represents approximately 9.87% of the outstanding shares of common stock of PEO). Such shares are owned by clients of Bulldog and Ancora. Neither Bulldog nor Ancora owns these shares directly; rather, each may be deemed to have a beneficial interest in such shares by virtue of the discretionary authority granted to each of them in the investment management agreement with their clients. The $70,000,000 of Shares the Group is offering to purchase in the Offer represents approximately 22.5% of the outstanding shares of common stock of PEO. The Group is not affiliated with PEO. There is no affiliation between PEO and the Group or between PEO and any of the Group’s affiliates.

The members of the Group are Bulldog Investors, LLC, a Delaware limited liability company and an investment adviser registered with the Commission (“Bulldog”), and Ancora Advisors, LLC, a Nevada limited liability company registered with the Commission as an investment adviser (“Ancora”). The business address and telephone number of Bulldog is Park 80 West—Plaza Two, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663, (201) 556-0092. The business address and telephone number of Ancora is 6060 Parkland Boulevard, Suite 200, Mayfield Heights, OH 44124, (216) 825-4000.

The Group will allocate, in its sole discretion, any Shares purchased pursuant to the Offer among certain of its clients.

Phillip Goldstein and Andrew Dakos are members and managers of Bulldog. Fredrick DiSanto is the Chairman and Chief Executive Officer of Ancora.

The citizenship, principal business address, present principal occupation or employment, and material occupations, positions, offices or employments (and the principal business and address of any corporation or organization in which such employment is conducted) of each of the above-named natural persons are as follows:

Phillip Goldstein (U.S. citizen - born 1945); Park 80 West—Plaza Two, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663 – Mr. Goldstein is a member and manager of Bulldog Investors, LLC, an investment advisor registered with the Commission that serves as investment adviser to Special Opportunities Fund, Inc., a registered, closed-end investment company; separately-managed accounts; and certain private investment funds. He is a member of Bulldog Holdings, LLC, which is the sole member of Full Value Advisors, LLC, Full Value Special Situations Fund GP, LLC and Kimball & Winthrop, LLC, each of which serves as the general partner to one or more private investment funds. He is a director/trustee of Special Opportunities Fund, Mexico Income and Equity Fund, Swiss Helvetia Fund, and High Income Securities Fund, each a registered closed-end investment company; MVC Capital, a business development company; Brookfield DTLA Fund Office Trust Investor, a subsidiary of a large commercial real estate company; and Crossroads Liquidating Trust.

Andrew Dakos (U.S. citizen - born 1966); Park 80 West—Plaza Two, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663– Mr. Dakos is a member and manager of Bulldog Investors, LLC, an investment advisor registered with the Commission that serves as investment adviser to Special Opportunities Fund, Inc., a registered, closed-end investment company; separately-managed accounts; and certain private investment funds. He is a member of Bulldog Holdings, LLC, which is the sole member of Full Value Advisors, LLC, Full Value Special Situations Fund GP, LLC and Kimball & Winthrop, LLC, each of which serves as the general partner to one or more private investment funds. He is a director/trustee of Special Opportunities Fund, Swiss Helvetia Fund, and High Income Securities Fund, each a registered closed-end investment company; Brookfield DTLA Fund Office Trust Investor, a subsidiary of a large commercial real estate company; and Crossroads Liquidating Trust.

Fredrick DiSanto (U.S. citizen – born 1962); 6060 Parkland Blvd Suite #200, Cleveland, Ohio 44124 – Mr. DiSanto is the Chairman and Chief Executive Officer of Ancora Holdings Inc., (Ancora). Mr. DiSanto leads Ancora and its three Registered Investment Advisors along with its Broker Dealer. Ancora Advisors LLC is the general partner to Ancora’s private investment partnerships, and Advisor to the Ancora Mutual Fund Trust.

Other than as disclosed immediately below, during the past five years none of the above entities or persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the entity or person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. On December 18, 2018, Ancora Advisors LLC entered into a settlement with the SEC regarding the violation of Section 206(4) under the Investment Advisers Act of 1940 and Rule 206(4)-5 thereunder, due to the contributing of more than the allowable $350 contribution to certain political campaigns. Ancora consented to the Order and paid a penalty in the amount of $100,000.

Clients of Bulldog own 364,268 Shares. Bulldog Investors does not own these Shares directly, but by virtue of the investment management agreements between Bulldog and its clients, Bulldog may be deemed to beneficially own such Shares by reason of its power to vote and dispose of such Shares. Bulldog disclaims beneficial ownership of such Shares. Mr. Goldstein directly owns an additional 31,246 Shares, and has the sole power to vote or direct the vote of such shares or to dispose or direct the disposition of such Shares. Mr. Goldstein manages the accounts of various other family members and friends that beneficially own, in the aggregate, 14,500 Shares. Mr. Goldstein has the power to dispose or direct the disposition of such Shares. Mr. Dakos does not directly own any Shares. Each member of Bulldog disclaims beneficial ownership in any Shares not owned directly by him.

Clients of Ancora own 2,529,449 Shares. Ancora has the power to dispose of the Shares owned by the investment clients for which it acts as advisor. Ancora disclaims beneficial ownership of such Shares, except to the extent of its pecuniary interest therein. Ancora’s principals do not directly own any Shares.

No single member, person or entity controls the Group within the meaning of section 2(a)(9) of the Investment Company Act of 1940, as amended. The Group’s members have agreed that no substantive or material action may be taken by the Group without the approval of both members. Phillip Goldstein and Andrew Dakos act on behalf of Bulldog to purchase, sell and vote securities on behalf of Bulldog and its clients. Ancora acts on behalf of its managed clients to purchase, sell and vote securities.

Except as set forth elsewhere in this Offer to Purchase (including Schedule I hereto), (i) none of the Group or, to the knowledge of the Group, any of the persons listed in this Section 9, beneficially owns or has a right to acquire any Shares or any other equity securities of PEO, and (ii) none of the Group or its affiliates, to the knowledge of the Group or its affiliates, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries, has effected any transaction in the Shares or any other equity securities of PEO during the past 60 days.

Except as set forth elsewhere in this Offer to Purchase, (i) neither the Group nor, to the knowledge of the Group, any of the persons listed in this Section 9, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of PEO and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the Commission between the Group or any of the Group’s affiliates or, to the knowledge of the Group or its affiliates, any of the persons listed in this Section 9, on the one hand, and PEO or any of its executive officers, directors and/or affiliates, on the other hand.

Except as set forth elsewhere in this Offer to Purchase (see Section 10), during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between the Group or any of its affiliates or, to the knowledge of the Group or its affiliates, any of the persons listed in this Section 9, on the one hand, and PEO or the Group’s affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

The Group is making information relating to the Offer available on the Internet via InvestorCom, the Group’s Information Agent, at www.investor-com.com.

SECTION 10. BACKGROUND OF THE OFFER; CONTACTS WITH PEO.

Members of the Group have repeatedly asked PEO management to address the discount of PEO’s trading price from its NAV and, from time to time, such members may continue to hold discussions with PEO regarding the matters described above as well as the matters described in Section 11 below.

Transactions Involving Company Shares. A description of all transactions involving the Group and its members in PEO Shares during the past 60 days is attached as Schedule I to this Offer to Purchase.

SECTION 11. PURPOSE OF THE OFFER; PLANS FOR PEO.

General. We are conducting the Offer for the purpose of acquiring a significant equity stake in PEO, so that we may increase our voting power with the objective of enhancing the value of PEO’s shares of common stock. While the Group has no definitive plans with respect to PEO after the Offer is consummated, if the Group gains control (either full or partial) of PEO it will consider certain measures including but not limited to liquidating PEO, converting PEO to an exchange traded fund, implementing a share buyback program, or conducting one or more self-tender offers. There is no assurance the Group will pursue any of these measures or, if it does pursue one or more of them, that the Group will be successful in enhancing the value of PEO’s shares of common stock. Even if the Offer is successful, there is no assurance that the Group will obtain control (either full or partial) of PEO.

The Group currently anticipates retaining any Shares it accepts for payment in the Offer. However, as with any investment, the Group will continue to evaluate the various possible investment strategies and options and expressly reserves the right to implement or utilize any such strategy or option, including, but not limited to, disposing of any such Shares.

There are substantial conditions to consummation of the Offer. Therefore, there can be no assurance that the Group will be able to consummate the Offer. See Section 14 for more information.

Other. The Group reserves the right to purchase, following the consummation or termination of the Offer, additional Shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise. In addition, the Group may take no further action to acquire additional Shares. Any additional purchases of Shares could be at a price greater or less than the price to be paid for Shares in the Offer and could be for cash or other consideration. Alternatively, the Group or any of its affiliates may sell or otherwise dispose of any or all Shares acquired in the Offer or otherwise. Each such transaction may be effected on terms and at prices then determined by the Group or the applicable affiliate, which may vary from the terms and price in the Offer.

Future Plans for PEO. In connection with the Offer, the Group has reviewed, and will continue to review on the basis of publicly available information, various possible business strategies that it might consider if the Group acquires control (either full or partial) of PEO. In addition, if and to the extent that the Group acquires control (either full or partial) of PEO or otherwise obtains access to the books and records of PEO, the Group intends to conduct a detailed review of PEO and its assets, financial projections, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, liquidating PEO, converting PEO to an exchange traded fund, implementing a share buyback program, or conducting one or more self-tender offers.

Except as indicated in this Offer to Purchase, the Group does not have any current plans or proposals which relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation of PEO, (ii) any purchase, sale or transfer of a material amount of assets of PEO, (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of PEO, (iv) any change in the current board of directors or management of PEO, (v) any other material change in PEO’s corporate structure or business, (vi) any class of equity security of PEO being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of PEO becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

SECTION 12. SOURCE AND AMOUNT OF FUNDS.

We intend to purchase up to $70,000,000 of Shares in the Offer, not including fees and expenses which are estimated to be approximately $50,000. See Section 1 and Section 2 for more information. We intend to pay the Purchase Price and related expenses using our investment capital. We currently have sufficient investment capital to fund all of our commitments under this Offer.

THE OFFER IS NOT CONDITIONED ON THE GROUP OBTAINING FINANCING.

SECTION 13. DIVIDENDS AND DISTRIBUTIONS.

If, on or after the date of this Offer to Purchase, PEO should, during the pendency of the Offer, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire Shares or otherwise cause a reduction in the number of Shares or other securities, (iii) issue or sell additional Shares, any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (iv) disclose that it has taken such action, then, without prejudice to the Group’s rights under Section 14, the Group, in its sole discretion, may make such adjustments in the Purchase Price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change, including, without limitation, the number or type of securities offered to be purchased. In the event that the Group increases or decreases the Purchase Price or the percentage of the class of securities being sought, the minimum period during which the Offer will remain open following the date that notice of such increase or decrease is first published or sent or given to security holders will be 10 business days, in compliance with Rule 14e-1(b) of the Exchange Act.

If, on or after the date of this Offer to purchase, PEO declares or pays any cash dividend on the Shares or other distribution on the Shares (except for regular quarterly cash dividends on the Shares having customary and usual record dates and payment dates), or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Group or its nominee or transferee on PEO’s stock transfer records, then, subject to the provisions of Section 14: (i) the Purchase Price may, in the sole discretion of the Group, be reduced by the amount of any such cash dividends or cash distributions; and (ii) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the account of the Group and will be required to be promptly remitted and transferred by each tendering shareholder to the Group, accompanied by appropriate documentation of transfer, or (b) at the direction of the Group, be exercised for the benefit of the Group, in which case the proceeds of such exercise will promptly be remitted to the Group. Pending such remittance and subject to applicable law, the Group will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire Purchase Price or deduct from the Purchase Price the amount or value thereof, as determined by the Group in its sole discretion.

SECTION 14. CERTAIN CONDITIONS TO THE OFFER.

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Group’s rights to extend and amend the Offer at any time, in its sole discretion, the Group shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Group’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Shares, and may terminate the Offer, if, in the reasonable judgment of the Group, on or prior to the Expiration Date any of the following events shall occur:

(1)       there has been or will be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, PEO, the Group or any of its affiliates, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign that, in the reasonable judgment of the Group, would be expected to, directly or indirectly:

•	make illegal or otherwise prohibit or materially delay consummation of the Offer or seek to obtain material damages or make materially more costly the making of the Offer,

•	prohibit or materially limit the ownership or operation by the Group or any of its members of all or any material portion of the business or assets of PEO taken as a whole or compel the Group or any of its affiliates to dispose of or hold separately all or any material portion of the business or assets of the Group or any of its members or of PEO taken as a whole, or seek to impose any material limitation on the ability of the Group or any of its members or of PEO to conduct its business or own such assets,

•	impose material limitations on the ability of the Group or any of its members effectively to acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Group or any of its members, or to finance the Purchase Price of the Shares,

•	require divestiture by the Group or any of its members of any Shares,

•	result in a material adverse effect on the Group, any of its affiliates or PEO or the value of the Shares,

•	result in a material diminution in the benefits expected to be derived by the Group or any of its members as a result of the Offer or any merger or other business combination involving PEO; or

(2)       there has been or will be instituted or pending any action or proceeding by any governmental entity or third party seeking, or that would reasonably be expected to result in any of the consequences referred to in the clauses of paragraph (1) above; or

(3)       there being validly tendered and not withdrawn Shares representing less than 15% of Shares outstanding; or

(4)       the Group shall become aware of any change, circumstance, event or effect that has or will have occurred (or any development that has or will have occurred involving prospective changes) that is materially adverse to the business, operations, value of its assets, financial condition or results of operations of PEO or could reasonably be expected to have, in the reasonable discretion of the Group, a material adverse effect on PEO or the value of the Shares or, assuming consummation of the Offer, on the Group or any of its affiliates; or

(5)       there has or will have occurred, and continues to exist:

•	any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States,

•	any extraordinary or material adverse change in the price of the Shares or the financial markets or major stock exchange indices in the United States, or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, financial condition or results of operations or prospects of PEO,

•	a change in the general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans,

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory),

•	a commencement of a war, armed hostilities, terrorist attack or other national or international crisis involving the United States or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions, or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material escalation or the worsening thereof; or

(6)       except as and to the extent publicly disclosed in a report filed by PEO with the Commission prior to the date of this Offer to Purchase, PEO shall have, directly or indirectly:

•	split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization,

•	acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities,

•	issued, distributed or sold, or authorized, proposed or announced the issuance, distribution or sale of, additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any of the foregoing,

•	declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of PEO’s capital stock (except for regular quarterly cash dividends on the Shares having customary and usual record dates and payment dates),

•	altered or proposed to alter any material term of any outstanding security,

•	issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred, or authorized or proposed the incurrence of, any debt other than in the ordinary course of business or any debt containing burdensome covenants,

•	authorized, recommended, proposed, entered into or announced its intention to enter into an agreement with respect to, or to cause, any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets or securities, disposition of assets, release or relinquishment of any material contractual or other right of PEO or any comparable event not in the ordinary course of business,

•	authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that, in the reasonable judgment of the Group, could adversely affect either the value of PEO or the value of the Shares to the Group or any of its affiliates,

•	amended or proposed, adopted or authorized any amendment to the Certificate of Incorporation or By-Laws of PEO; or

(7)       The Group shall become aware:

•	that any material contractual right of PEO shall be impaired or otherwise adversely affected or that any material amount of indebtedness of PEO shall become accelerated or otherwise become due or become subject to acceleration prior to its stated due date, in any case, with or without notice or the lapse of time or both, as a result of or in connection with the Offer,

•	of any covenant, term or condition in any of the instruments or agreements of PEO that, in the reasonable judgment of the Group, is or may be (whether considered alone or in the aggregate with other such covenants, terms or conditions) materially adverse to either the value of PEO or the value of the Shares to the Group or any other affiliate of the Group or the consummation by the Group of the Offer (including, without limitation, any event of default that may occur as a result of or in connection with the Offer or any non-competition, exclusivity, co-promotion or marketing or other arrangement), or

•	that any report, document, instrument, financial statement or schedule filed with the Commission contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; or

(8)       a tender or exchange offer for any Shares shall have been made or publicly proposed to be made by any person (including PEO or any of its affiliates), or it shall have been publicly disclosed or the Group shall have otherwise learned that:

•	any person, entity (including PEO) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of PEO (including the Shares), through acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of PEO (including the Shares), other than acquisitions of Shares for bona fide arbitrage purposes only,

•	any such person, entity or group that, prior to the date of this Offer to Purchase, had filed such a Schedule 13G with respect to PEO with the Commission, shall have acquired or proposed to acquire (other than acquisitions of Shares for bona fide arbitrage purposes only), through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of additional shares of any class or series of capital stock of PEO (including the Shares) constituting 2% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of shares of any class or series of capital stock of PEO (including the Shares) constituting 2% or more of any such class or series,

•	any person, other than the Group or any of its members, shall have made a public announcement reflecting an intent to acquire PEO or any assets of PEO,

•	any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving PEO, or

•	PEO shall have (i) granted to any person or group proposing a merger or other business combination with or involving PEO or the purchase of securities or assets of PEO any type of option, warrant or right which, in the Group’s reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of PEO) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase; or

(9)       any material approval, permit, authorization, favorable review or consent of any governmental entity (including those described or referred to in this Section 14) shall not have been obtained on terms satisfactory to the Group, in its reasonable discretion; or

(10)       PEO has taken or authorized any action that, in the reasonable judgment of the Group, could result in a material adverse effect on, or a material diminution in, the value of the Shares or the right to vote the Shares, including, but not limited to, the adoption of any anti-takeover measures;

(11)       (i) The Group or any of its affiliates shall have entered into a definitive agreement or announced an agreement in principle with respect to the purchase of any material portion of the securities or assets of PEO, or (ii) the Group or any of its affiliates and the Board of Directors of PEO shall have agreed that the Group shall amend or terminate the Offer or postpone the payment for Shares pursuant thereto;

which, in the reasonable judgment of the Group, in any such case and regardless of the circumstances (excluding any action or inaction by the Group or any affiliate, other than as pertaining to conditions which, by their terms, involve such action or inaction) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of the Group and may be asserted by the Group regardless of the circumstances (excluding any action or inaction by the Group or any affiliate, other than as pertaining to conditions which, by their terms, involve such action or inaction) giving rise to any such condition and may be waived by the Group in whole or in part at any time and from time to time, in each case, up until the expiration of the Offer and in the exercise of the sole discretion of the Group. The failure by the Group at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time, up until the expiration of the Offer. Subject to applicable rules and regulations of the Commission and applicable law, any reasonable determination by the Group concerning any condition described in this Section 14 shall be final and binding on all parties, provided that determinations regarding such conditions may be ultimately resolved by a court of competent jurisdiction. A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Group to the tendering shareholders.

SECTION 15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

Except as set forth in this Offer to Purchase, based on its review of publicly available filings by PEO with the Commission and other publicly available information regarding PEO, the Group is not aware of any licenses or regulatory permits that would be material to the business of PEO, taken as a whole, and that might be adversely affected by the Group’s acquisition of Shares as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares by the Group pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to PEO’s business in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Group does not presently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the Group’s right to delay or decline to purchase Shares if any of the conditions in the Introduction shall not have been satisfied or any of the events in Section 14 shall have occurred). The Group’s obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances. See Introduction and Section 14 for a description of certain conditions to the Offer.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The Group believes, however, that the purchase of Shares by the Group in connection with the Offer is exempt from HSR Act requirements.

SECTION 16. CERTAIN FEES AND EXPENSES.

The Group has retained InvestorCom to act as the Information and Solicitation Agent for the Offer and Computershare to serve as the Depositary for the Offer. Each of the Information and Solicitation Agent and the Depositary will receive reasonable and customary compensation for its services, and each of the Information and Solicitation Agent and the Depositary will be reimbursed for certain reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under U.S. federal securities laws.

The Information and Solicitation Agent may contact holders of Shares by mail, telephone, photocopy, email, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Group will charge a $50 processing fee for processing each Letter of Transmittal. Tendering shareholders must include with their completed Letter of Transmittal a check in this amount made payable to “InvestorCom.” The Group will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Group for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

SECTION 17. MISCELLANEOUS.

The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of the Shares (excluding Shares beneficially owned by the Group and its affiliates). This Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of this Offer or the acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. The Group is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Group becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Group will make a good faith effort to comply with such state statute. If, after such good faith effort the Group cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Group by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE GROUP NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The Group has filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations promulgated under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the same places and in the same manner as set forth in Section 8.

SOLICITATION OF PROXIES

THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF PEO’S SHAREHOLDERS. ANY SUCH SOLICITATION WHICH THE GROUP OR ANY OF ITS AFFILIATES MIGHT SEEK WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

May 15, 2020

SCHEDULE I

TRANSACTIONS BY THE GROUP, ITS MEMBERS AND THEIR AFFILIATES INVOLVING PEO SHARES

During the past 60 days, the Group and its affiliates have made the following purchases and sales of Shares on the open market:

Party	Transaction Type	Number of Shares Purchased/Sold	Price per Share	Transaction Date
Bulldog Investors, LLC	Buy	8,896	$7.96	3/17/2020
Bulldog Investors, LLC	Buy	21,443	$6.83	3/18/2020
Bulldog Investors, LLC	Buy	29,000	$6.79	3/19/2020
Bulldog Investors, LLC	Sell	756	$9.45	4/16/2020

Ancora Advisors, LLC	Buy	2,765	$7.34	3/24/2020
Ancora Advisors, LLC	Buy	17,731	$8.09	3/25/2020
Ancora Advisors, LLC	Buy	14,160	$8.34	4/3/2020
Ancora Advisors, LLC	Buy	81,450	$8.81	4/6/2020
Ancora Advisors, LLC	Buy	75,000	$9.30	4/7/2020
Ancora Advisors, LLC	Sell	4,444	$9.45	4/16/2020
Ancora Advisors, LLC	Buy	2,668	$10.75	4/29/2020

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of PEO or his broker, dealer, commercial bank, trust company or other nominee to Computershare at its address set forth below:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

If delivering by mail:	If delivering by courier:

Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street Suite V Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information and Solicitation Agent for the Offer at the addresses and telephone numbers listed below.

Additional copies of this Offer to Purchase, the letter of transmittal, and other related materials may be obtained from the Information and Solicitation Agent.

The Information and Solicitation Agent for the Offer is:

19 Old Kings Highway S.—Suite 210

Darien, CT 06820

Toll Free (877) 972-0090

Banks and Brokers call collect (203) 972-9300

info@investor-com.com